AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2010

Registration Statement No.333-43656

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2631	43-1531401
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

222 North LaSalle Street

Chicago, Illinois 60601

(312) 346-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig A. Hunt	Copies to:
Senior Vice President, Secretary and General Counsel	David W. Braswell, Esq.
Smurfit-Stone Container Corporation	Armstrong Teasdale LLP
222 North LaSalle Street	7700 Forsyth Blvd., Suite 1800
Chicago, Illinois 60601	St. Louis, Missouri 63105
312-346-6600	314-621-5070
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public:  Not applicable.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 on Form S-4 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-4 (Registration No. 333-43656) filed with the Securities and Exchange Commission (the “Registration Statement”) by Smurfit-Stone Container Corporation, a Delaware corporation (the “Company”).  The Registration Statement registered 5,600,000 shares of 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock, $.01 par value (the “Preferred Stock”), consisting of 4,599,300 shares of Preferred Stock issuable pursuant to the Agreement and Plan of Merger among the Company, SCC Merger Co. and Stone Container Corporation.  The number of shares of Preferred Stock registered thereby also included up to 1,000,700 additional shares of Preferred Stock to be issued from time to time upon the declaration of dividends in respect of the Preferred Stock by the Company’s board of directors.  The Registration Statement also registered shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and 7% Convertible Subordinated Exchange Debentures issuable upon the conversion, exchange or redemption of the Preferred Stock (the “Debentures”).

On January 26, 2009, the Company and its U.S. and Canadian subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Wilmington, Delaware (the “U.S. Court”). On the same day, the Company’s Canadian subsidiaries also filed to reorganize under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice in Canada (the “Canadian Court” and together with the U.S. Court, the “Bankruptcy Courts”).

As previously disclosed, on June 21, 2010, the U.S. Court entered an order confirming the Modified Joint Plan of Reorganization for Smurfit-Stone Container Corporation and its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors, dated May 26, 2010 (the “Plan”).  On May 13, 2010, the Canadian Court approved the Plan.  The Plan became effective on June 30, 2010.  Under the Plan, the holders of the Company’s Common Stock received a pro-rata distribution of 2,172,175 shares of new common stock issued by the Company’s subsidiary, Smurfit-Stone Container Enterprises, Inc., into which the Company was merged pursuant to the Plan, and the holders of the Preferred Stock received a pro-rata distribution of 2,172,174 shares of such new common stock.  Upon such distributions, all of the Company’s  Common Stock, Preferred Stock and Debentures were cancelled.

Pursuant to an undertaking contained in the Registration Statement, this Post-Effective Amendment is being filed to deregister, as of the date of its filing, all securities unsold or unissued under the Registration Statement.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

Effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration, although cancelled, all securities registered under the Registration Statement that remain unsold or unissued as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, Smurfit-Stone Container Corporation (formerly known as Smurfit-Stone Container Enterprises, Inc.), as successor issuer to the registrant, has duly caused this Post-Effective Amendment to the Registration Statement to be signed on behalf of the registrant by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on June 30, 2010.

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Craig A. Hunt
Craig A. Hunt
Senior Vice President, Secretary and General Counsel